Exhibit 99.1

Novatel Wireless Announces Additions to Board of Directors

SAN DIEGO – October 13, 2014 – Novatel Wireless, Inc. (Nasdaq: NVTL), a leading provider of solutions for the Internet of Things (IoT), today announced two appointments to the company’s board of directors: Philip Falcone, Chairman and CEO of Harbinger Group, Inc. (“HGI”), and Robert Pons, Executive Vice President of Business Development of HC2 Holdings, Inc. (“HC2”).

“Philip and Bob bring tremendous capital allocation, technological, and executive leadership expertise to the Company,” said Alex Mashinsky, interim Chief Executive Officer of Novatel Wireless. “Their collective experience and perspectives from the financial and wireless telecommunications industries will be invaluable as we continue to execute on our new strategy of leveraging our innovative technologies, patent portfolio, and relationships to become a leader in the expanding IoT landscape.”

Mr. Falcone is currently President, Chief Executive Officer and Chairman of HC2, a leading international wholesale service provider to fixed and mobile network operators worldwide. Mr. Falcone has also served as a director, Chairman of the Board and Chief Executive Officer of HGI, a diversified holding company, since 2009. From 2009 to 2011, Mr. Falcone served as the President of HGI. Mr. Falcone is also the Chief Investment Officer and Chief Executive Officer of Harbinger Capital Partners, LLC (“Harbinger Capital”). Prior to joining the predecessor of Harbinger Capital, Mr. Falcone served as Head of High Yield trading for Barclays Capital where he managed the Barclays High Yield and Distressed trading operations. Mr. Falcone began his career in 1985, trading high yield and distressed securities at Kidder, Peabody & Co. Mr. Falcone received an A.B. in Economics from Harvard University.

Mr. Pons has over 30 years of senior level management experience with early stage ventures and Fortune 500 and turnaround companies. He has served as a director of HC2 since September 2011, President and Chief Executive Officer of HC2 from August 2013 to January 2014, Executive Chairman of HC2 from January 2014 to April 2014, and Executive Vice President of Business Development since April 2014. From 2011 to 2014 he was Chairman of Live Microsystems, formerly Livewire Mobile, Inc., a comprehensive one-stop digital content solution for mobile carriers. From 2008 to 2011, Mr. Pons was Senior Vice President of TMNG Global, a leading provider of professional services to the communications converging media and entertainment industries and the capital formation firms that support it. Mr. Pons has also served as President and Chief Executive Officer of Uphonia, Inc. a wireless applications service provider, President of FreedomPay, Inc., a wireless device payment processing company and President of Lifesafety Solutions, Inc., an enterprise software company. Mr. Pons has held management positions with several telecommunications companies including MCI, Inc., Sprint, Inc. and Geotek, Inc. Mr. Pons currently serves on the board of directors of Concurrent Computer Corporation and DragonWave, and as Vice-Chairman of MRV Communications. Within the past five years, he has also served on the boards of directors of Proxim Wireless Corporation, Network-1 Security Solutions, Inc. and Arbinet Corporation. Mr. Pons received a B.A. degree from Rowan University.

About Novatel Wireless

Novatel Wireless, Inc. (Nasdaq:NVTL) is a leader in the design and development of M2M wireless solutions based on 2G, 3G and 4G technologies. The Company delivers Internet of Things (IoT) and Cloud SAAS services to carriers, distributors, retailers, OEMs and vertical markets worldwide. Product lines include MiFi® Intelligent Mobile Hotspots, USB modems, Expedite® and Enabler embedded modules, Mobile Tracking Solutions, and Asset Tracking Solutions. These innovative products provide anywhere, anytime communications solutions for consumers and enterprises. Novatel Wireless is headquartered in San Diego, California. For more information please visit http://www.nvtl.com. @MiFi

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Investor Relations Contact:

The Blueshirt Group for Novatel Wireless

David Niederman

415-489-2189

david@blueshirtgroup.com

Source: Novatel Wireless, Inc.